Exhibit 99.4

RARE ELEMENT RESOURCES LTD.

UP TO 105,808,445 COMMON SHARES
ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS
TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,
ON DECEMBER 8, 2021, SUBJECT TO EXTENSION AND EARLIER TERMINATION.

To Our Clients:

We are sending this letter to you because we hold Rare Element Resources Ltd. (the “Company”) common shares, without par value (the “Common Shares”) for you. The Company has commenced a rights offering of up to an aggregate of 105,808,445 Common Shares of the Company (the “Shares”) at a subscription price of $0.24 per Share (the “Subscription Price”) pursuant to the exercise of non-transferable subscription rights (the “Rights”) distributed to all holders of record of Common Shares as of October 19, 2021 (the “Record Holders”). The Rights are described in the Company’s prospectus, dated November 12, 2021 (as the same may be amended, the “Prospectus Supplement”), and evidenced by a subscription rights certificate registered in your name or in the name of your nominee.

The Company has distributed one Right for each Common Share outstanding on October 19, 2021. Each Right entitles the Record Holder to purchase one Share at the Subscription Price (the “Basic Subscription Privilege”). Record Holders who fully exercise their Basic Subscription Privilege in full may also purchase additional Shares that remain unsubscribed for at the Expiration Date (as defined below) at the same Subscription Price, subject to certain limitations (the “Oversubscription Privilege”). Each Record Holder that exercises its Basic Subscription Privilege in full may subscribe for a number of additional Shares equal to the lesser of (1) the number of Shares subscribed for by the Record Holder under the Oversubscription Privilege and (2) the number calculated in accordance with the following formula: x(y/z), where x = the aggregate number of Shares available through unexercised Rights after giving effect to the Basic Subscription Privilege; y = the number of Rights exercised by the Record Holder under the Basic Subscription Privilege; z = the aggregate number of Rights exercised under the Basic Subscription Privilege by Record Holders of the Rights that have subscribed for Shares under the Oversubscription Privilege. There is no minimum number of Shares any Record Holder must purchase. Fractional shares resulting from the exercise of the Oversubscription Privilege as to any Rights holder will be eliminated by rounding down to the nearest whole share.

Each Rights holder will be required to submit payment in full for all the Shares it wishes to buy with its Basic Subscription Privilege and its Oversubscription Privilege. If you wish to exercise your Oversubscription Privilege, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased through your Basic Subscription Privilege). If an insufficient number of Shares is available to fully satisfy all Oversubscription Privilege requests, the available Shares will be distributed proportionately among Rights holders who exercise their Oversubscription Privilege based on the number of Shares each such holder subscribed for under the Basic Subscription Privilege. To the extent you properly exercise your Oversubscription Privilege for an amount of Shares that exceeds the number of unsubscribed Shares available to you, any excess subscription payment received by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be promptly returned to you, without interest or deduction. See “The Rights Offering—Oversubscription Privilege” in the Prospectus Supplement. We are (or our nominee is) the Record Holder of the Common Shares held by us for your account. We can exercise your Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Rights relating to the Common Shares we hold on your behalf, upon the terms and conditions set forth in the Prospectus Supplement.

We have enclosed your copy of the following documents:

1.	Letter to Rights holders;

2.	Prospectus Supplement;

3.	Base Prospectus; and

4.	Beneficial Owner Election Form.

The Rights will expire if not exercised prior to 5:00 p.m., New York City time, on December 8, 2021, subject to extension and earlier termination (the “Expiration Date”). Any Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Shares carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus Supplement. However, we urge you to read the Prospectus Supplement and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the rights offering prior to the Expiration Date.

If you wish to have us, on your behalf, exercise the Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included herewith.

If you have any questions concerning the rights offering, you may contact Broadridge Corporate Issuer Solutions, Inc., the information agent, by telephone at (888) 789-8509 (domestic) or (720) 414-6898 (international) or by email at shareholder@broadridge.com.

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